UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: August 12, 2005

NALCO HOLDING COMPANY

Delaware        001-32342   16-1701300
(State of Incorporation) (Commission File Number) (IRS Employer Identification Number)

1601 W. Diehl Rd., Naperville, IL 60563

630-305-1000

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 11, 2005, Nalco Holding Company entered into an underwriting agreement with Goldman, Sachs & Co., Citigroup Global Markets Inc., and UBS Securities LLC, as representatives of a group of underwriters (the "Underwriters"). The underwriting agreement provided for the sale by Nalco LLC of 29 million shares of Nalco Holding Company stock (plus, at the option of the Underwriters, an additional 4.35 million shares). In the underwriting agreement, among other things, Nalco Holding Company made customary representations and warranties and provided customary indemnification to the Underwriters. The underwriting agreement is filed as Exhibit 99.1 to this report.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 11, 2005, in conjunction with a secondary registration and sale of shares, Leon D. Black and Richard A. Friedman resigned from the Board of Directors of Nalco Holding Company, Nalco Holdings LLC, Nalco Finance Holdings LLC, and certain of their affiliates and the Nominating and Corporate Governance Committee of Nalco Holding Company. Details are included in the press release attached as Exhibit 99.2 and that is incorporated by reference.

Item 8.01 Other Events

(1)
On August 11, 2005 Nalco Holding Company, Nalco Holdings LLC, Nalco Finance Holdings LLC, and certain of their affiliates reduced the size of their Boards of Directors from eleven members to nine members. These Boards also re-designated Richard B. Marchese as a Class II Director with his term expiring in 2006. Details are included in the press release attached as Exhibit 99.2 and that is incorporated by reference.

(2)
On August 11, 2005 Nalco LLC agreed to sell 29 million shares of common stock in Nalco Holding Company at $18.41 per share with an additional 4.35 million shares available if the underwriters exercise their over-allotment option. Details of the secondary stock offering are available in the press release attached as Exhibit 99.2 and that is incorporated by reference.

Item 9.01(c) Financial Statements, Pro Forma Financial Information and Exhibits

Exhibits

99.1	Nalco Holding Company underwriting agreement with Goldman, Sachs & Co., Citigroup Global Markets Inc., and UBS Securities LLC, as representatives of a group of underwriters.
99.2	Press release dated August 11, 2005 announcing the pricing for a Secondary Offering of common stock in Nalco Holding Company and announcing changes to the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned.

NALCO HOLDING COMPANY

/s/ Stephen N. Landsman
Secretary

Date: August 12, 2005